PATENT PURCHASE AGREEMENT

This PATENT PURCHASE AGREEMENT ("*Agreement*") is entered into on December 23, 2005 ("*Effective Date*") by and between Samuel J. Higgins, a U.S. citizen residing at 1408 Dunaire Drive, Bakersfield, CA 93312 ("*Purchaser*"), and Karl F. Milde, Jr., a U.S. citizen residing at 752 Union Valley Road, Mahopac, NY 10541 ("*Seller*"). The parties agree as follows:

1. BACKGROUND

1.1 Seller owns certain United States Letters Patents and applications for United States Letters Patents.

1.2 Seller wishes to sell its right, title and interest in such patents and patent applications to Purchaser.

1.3 Purchaser wishes to purchase such patents and patent applications and to license or sell such patents and patent applications to Trans Max Technologies, Inc. ("Trans Max") a corporation organized and existing under the laws of the State of Nevada, or another legal entity selected by Purchaser ("Other Entity"), which entity or entities are controlled by Purchaser

1.4 Trans Max, or the Other Entity selected by Purchaser, will explore the feasibility of conducting research and development to produce a commercially practical VTOL Personal Aircraft, which is the subject of such patents and patent applications.

1.5 Future assignment to Trans Max is subject to a successful reorganization of the corporation in its pending Chapter 11 proceeding under the U.S. Bankruptcy Code.

2. DEFINITIONS

2.1 "*Assignment Agreements*" means the agreements assigning ownership of the Patents from the inventors and/or prior owners to Seller.

2.2 "*List of Prosecution Counsel*" means the names and addresses of the attorney who prosecuted the Patents and who are currently handling the Patents.

2.3 "*Patents*" means those patents and patent applications listed in *Exhibit A* hereto, and all reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, and divisions of such patents and applications; provisional patent applications that are or will be continuations or continuations in part of such patents and applications; and foreign counterparts to any of the foregoing including without limitation utility models.

2.4 "*Consideration*" means the net consideration or remuneration received by Purchaser in respect of one or more of the Patents in any form whatsoever from Trans Max or the Other Entity including cash (whether characterized as royalties, license fees, assignment consideration or otherwise), equity, manufacturing or marketing or licensing rights, or any other property, right or interest whatsoever.

2.5 "*Entity*" means any corporation, partnership, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, governmental entity (or any department, agency, or political subdivision thereof) or any other legal entity.

3. DELIVERY AND PAYMENT

3.1 Delivery. Within ten (10) days following the Effective Date, Seller shall deliver to Purchaser an executed original of the Assignment of Patent Rights in *Exhibit B* hereto, the Assignment Agreements, the List of Prosecution Counsel, and all files and original documents owned or controlled by Seller (including without limitation Letters Patents) relating to the Patents including, without limitation, all prosecution files for pending patent applications included in the Patents, and his own files relating to the issued Patents.

3.2 Payment. Within ten (10) days following Seller's delivery to Purchaser of the items listed in Section 3.1, Purchaser shall pay to Seller the amount of fifty Thousand dollars (US$50,000.00).

4. TRANSFER OF PATENTS

4.1 Patent Assignment. Seller hereby sells, assigns, transfers and conveys to Purchaser all right, title and interest it has in and to the Patents and all inventions and discoveries described therein, including without limitation, all rights of Seller under the Assignment Agreements, and all rights of Seller to collect royalties under such Patents, subject to the Additional Obligations set forth in Section 5 of this Agreement.

4.2 Assignment of Causes of Action. Seller hereby sells, assigns, transfers and conveys to Purchaser all right, title and interest it has in and to all causes of action and enforcement rights, whether currently pending, filed, or otherwise, for the Patents and all inventions and discoveries described therein, including without limitation all rights to pursue damages, injunctive relief and other remedies for past, current and future infringement of the Patents.

5. ADDITIONAL OBLIGATIONS

5.1 Further Cooperation. At the reasonable request of Purchaser, Seller shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby, including without limitation execution, acknowledgment and recordation of other such papers, and using best efforts to obtain the same from the respective inventors, as necessary or desirable for fully perfecting and conveying unto Purchaser the benefit of the transactions contemplated hereby

5.2 Payment of Fees Seller shall pay any maintenance fees, annuities, and the like due on the Patents for a period of thirty (30) days following the Effective Date.

5.3 Seller Royalty. Purchaser shall pay to Seller a royalty of five percent (5%) of the Consideration received by Trans Max or the Other Entity for the sale of aircraft covered by one or more of the Patents or when one or more of the Patents are licensed or sold by Trans Max or the Other Entity All such royalties shall be paid annually on the due dates for the reports required by Section 5.4 below.

5.4 Reports and Records. As of each March 15th during the term of this Agreement, Purchaser shall provide to Seller a report reasonably detailing its activities with respect to the Patents for the preceding twelve month period ending as of December 31st Purchaser shall keep accurate books of account containing all particulars that may be reasonably be deemed necessary for the purpose of showing the amounts payable to Seller hereunder. Said books of account shall be kept at Purchaser's principal place of business or, if notice thereof is given to Seller, Trans Max, or Other Entity. Purchaser shall make said books and the supporting data available for inspection by Seller or its agents during normal business hours upon reasonable advance notice for three (3) years following the end of the calendar year to which they pertain for the purpose of verifying Purchaser's royalty statement or compliance in other respects with this Agreement. Should such inspection lead to the discovery of a greater than ten percent (10%) discrepancy in reporting to Seller's detriment, Purchaser or the other entity agree to pay the reasonable fees and expenses of Seller's agents who conducted the inspection. Purchaser, Trans Max or the Other Entity shall promptly pay to Seller all amounts appropriately determined by any audit to be due to Seller.

5.5 Minimum Efforts to Commercialize. Purchaser shall cause Trans Max or the Other Entity to explore the feasibility of conducting research and development to produce a commercially practical VTOL Personal Aircraft. If Trans Max or the Other Entity does not decide to proceed with such research and development within a period of three (3) years from the Effective Date, Purchaser will reassign, or cause Trans Max or the Other Entity to reassign, the Patents to Seller

6. REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants to Purchaser as follows:

6.1 Authority. Seller has the right and authority to enter into this Agreement and to carry out its obligations hereunder.

6.2 Title and Contest. Seller has good and marketable title to the Patents, including without limitation all rights, title, and interest in the Patents to sue for infringement thereof. The Patents are free and clear of all liens, mortgages, security interests or other encumbrances, and restrictions on transfer. There are no actions, suits, investigations, claims or proceedings threatened, pending or in progress relating in any way to the Patents. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Patents.

6.3 Existing Licenses. No rights or licenses have been granted under the Patents.

6.4 Restrictions on Rights. Purchaser will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Patents as a result of the transaction contemplated in this Agreement, or any prior transaction related to the Patents.

6.5 Conduct. The Seller has not engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Patents or hinder their enforcement, including but not limited to failure to disclose relevant prior art to the U.S. Patent and Trademark Office or misrepresenting Seller's patent rights to a standard-setting organization.

6.6 Enforcement. Seller has not put a third party on notice of actual or potential infringement of any of the Patents or considered enforcement action(s) with respect to any of the Patents.

6.7 Patent and Trademark Office Proceedings. None of the Patents have been or are currently involved in any reexamination, reissue, interference proceeding, or any similar proceeding and that no such proceedings are pending or threatened.

6.8 Related Assets. There are no other patents issued and/or applications pending for or on behalf of Seller which include (or will include) claims such that practice of any of the claims of the Patents conveyed in this Agreement would reasonably require a license under any claim of such other patents

6.9 Fees. All maintenance fees, annuities, and the like due on the Patents have been timely paid through the Effective Date.

6.10 Validity and Enforceability. The Patents have never been found invalid or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and Seller has not received any notice or information of any kind from any source suggesting that the Patents may be invalid or unenforceable.

7. MISCELLANEOUS

7.1 Limitation on Consequential Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOSS OF PROFITS, OR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

7.2 Limitation of Liability. PURCHASER'S TOTAL LIABILITY UNDER THIS AGREEMENT SHALL BE THE PAYMENT OF FUNDS AS REQUIRED PURSUANT TO SECTIONS 3 AND 5 OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT

7.3 Compliance with Laws. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties shall be subject to all laws, present and future, of any government having jurisdiction over the parties and this transaction, and to orders, regulations, directions or requests of any such government.

7.4 Confidentiality of Terms. The parties hereto shall keep the terms and existence of this Agreement and the identities of the parties hereto confidential and shall not now or hereafter divulge any of this information to any third party except: (a) with the prior written consent of the other party; (b) as otherwise may be required by law or legal process, including in confidence to legal and financial advisors in their capacity of advising a party in such matters; (c) during the course of litigation, so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties; or (d) in confidence to its legal counsel, accountants, banks and financing sources and their advisors solely in connection with complying with financial transactions; provided that, in (b) through (d) above, (i) the disclosing party shall use all legitimate and legal means available to minimize the disclosure to third parties, including without limitation seeking a confidential treatment request or protective order whenever appropriate or available; and (ii) the disclosing party shall provide the other party with at least ten (10) days prior written notice of such disclosure.

7.5 Governing Law. Any claim arising under or relating to this Agreement shall be governed by the internal substantive laws of the State of New York without regard to principles of conflict of laws.

7.6 Jurisdiction. Each party hereby agrees to jurisdiction and venue in the courts of the State of New York or the Federal courts sitting therein for all disputes and litigation arising under or relating to this Agreement.

7.7 Entire Agreement. The terms and conditions of this Agreement, including its exhibits, constitutes the entire agreement between the parties with respect to the subject matter

hereof, and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions. Neither of the parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement. No amendments or modifications shall be effective unless in a writing signed by authorized representatives of both parties. These terms and conditions will prevail notwithstanding any different, conflicting or additional terms and conditions which may appear on any purchase order, acknowledgment or other writing not expressly incorporated into this Agreement. This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument. The following exhibits are attached hereto and incorporated herein: *Exhibit A* (entitled "Patent Rights to be Assigned") and *Exhibit B* (entitled "Assignment of Patent Rights").

7.8 Notices: All notices required or permitted to be given hereunder shall be in writing, shall make reference to this Agreement, and shall be delivered by hand, or dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

If to Seller	If to Purchaser	Copy to
Karl F. Milde, Jr.	Samuel J. Higgins	Richard E. Fowlks
752 Union Valley Road	1408 Dunaire Drive	1607 NE 41st Avenue
Mahopac, NY 10541	Bakersfield, CA 93312	Portland, OR 97232

Such notices shall be deemed served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Either party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party at such changed address.

7.9 Relationship of Parties. The parties hereto are independent contractors. Neither party has any express or implied right or authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party. Nothing in this Agreement shall be construed to create a partnership, joint venture, employment or agency relationship between Seller and Purchaser.

7.10 Equitable Relief. Seller agrees that damages alone would be insufficient to compensate Purchaser for a breach of this Agreement, acknowledges that irreparable harm would result from a breach of this Agreement, and consents to the entering of an order for injunctive relief to prevent a breach or further breach, and the entering of an order for specific performance to compel performance of any obligations under this Agreement.

7.11 Severability. The terms and conditions stated herein are declared to be severable. If any paragraph, provision, or clause in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the parties shall use good faith to negotiate a substitute, valid and enforceable provision which most nearly effects the parties' intent in entering into this Agreement.

7.12 Waiver. Failure by either party to enforce any term of this Agreement shall not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the parties.

7.13 Assignment. The Seller may assign his rights, but not his obligations under this Agreement to any third party. The Purchaser, his heirs and legal representatives, shall have the right to assign his rights, but not his obligations under this Agreement, to Trans Max or Other Entity controlled by Purchaser but to no other third party.

In witness whereof, the parties have executed this Patent Purchase Agreement as of the Effective Date:

SAMUEL J. HIGGINS	KARL F. MILDE, JR.
Signature	Signature
1-04-06	1/5/06
Date	Date

Exhibit A

Patent Rights To Be Assigned

Patent No.	Country	Issue Date	Title
6,886,776	USA	May 3, 2005	VTOL Personal Aircraft
6,892,979	USA	May 17, 2005	VTOL Personal Aircraft

Application No.	Country	Filing Date	Title
11/229,157	USA	Sept. 16, 2005	VTOL Personal Aircraft
60/727,706	USA	October 18, 2005	VTOL Personal Aircraft

Exhibit B

ASSIGNMENT OF PATENT RIGHTS

For good and valuable consideration, the receipt of which is hereby acknowledged, Karl F. Milde, Jr. a US citizen residing at 752 Union Valley Road, Mahopac, NY 10541 ("*Assignor*"), does hereby sell, assign, transfer and convey unto Samuel J. Higgins, a US citizen residing at 1408 Dunaire Drive, Bakersfield, CA 93312 ("*Assignee*") all of Assignor's right, title and interest in and to the patent applications and patents listed below, any patents, registrations, or certificates of invention issuing on any patent applications listed below, the inventions disclosed in any of the foregoing, any and all counterpart United States, international and foreign patents, applications and certificates of invention based upon or covering any portion of the foregoing, and all reissues, re-examinations, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part of any of the foregoing (collectively "***Patent Rights***"):

Patent No.	Country	Issue Date	Title
6,886,776	USA	May 3, 2005	VTOL Personal Aircraft
6,892,979	USA	May 17, 2005	VTOL Personal Aircraft

Application No.	Country	Filing Date	Title
11/229,157	USA	Sept. 16, 2005	VTOL Personal Aircraft
60/727,706	USA	October 18, 2005	VTOL Personal Aircraft

Assignor represents, warrants and covenants that: (i) he is the sole owner, assignee and holder of record title to the Patent Rights identified above, (ii) it has obtained and properly recorded previously executed assignments for all patent applications and patents identified above as necessary to fully perfect its rights and title therein in accordance with governing law and regulations in each respective jurisdiction, and (iii) he has full power and authority to make the present assignment. Assignor shall indemnify and hold harmless Assignee for any breach of the foregoing

Assignor further agrees to and hereby does sell, assign, transfer and convey unto Assignee all rights: (i) in and to causes of action and enforcement rights for the Patent Rights including all rights to pursue damages, injunctive relief and other remedies for past and future infringement of the Patent Rights, and (ii) to apply in any or all countries of the world for patents, certificates of invention or other governmental grants for the Patent Rights, including without limitation under the Paris Convention for the Protection of Industrial Property, the International Patent Cooperation Treaty, or any other convention, treaty, agreement or understanding. Assignor also hereby authorizes the respective patent office or governmental agency in each jurisdiction to issue any and all patents or certificates of invention which may be granted upon any of the Patent Rights in the name of Assignee, as the assignee to the entire interest therein

Assignor will, at the reasonable request of Assignee and without demanding any further consideration therefor, do all things necessary, proper, or advisable, including without limitation the execution, acknowledgment and recordation of specific assignments, oaths, declarations and other documents on a country-by-country basis, to assist Assignee in obtaining, perfecting, sustaining, and/or enforcing the Patent Rights. Such assistance shall include providing, and obtaining from the respective inventors, prompt production of pertinent facts and documents, giving of testimony, execution of petitions, oaths, powers of attorney, specifications, declarations or other papers and other assistance reasonably necessary for filing patent applications, complying with any duty of disclosure, and conducting prosecution, reexamination, reissue, interference or other priority proceedings, opposition proceedings, cancellation proceedings, public use proceedings, infringement or other court actions and the like with respect to the Patent Rights.

The terms and conditions of this Assignment shall inure to the benefit of Assignee, his successors, heirs, assigns and other legal representatives, and shall be binding upon Assignor, his successors, heirs assigns and other legal representatives

IN WITNESS WHEREOF this Assignment of Patent Rights is executed on December___, 2005.

____

Karl F. Milde, Jr